UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the registrant ☑

Filed by a party other than the registrant ☐

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☐  Preliminary proxy statement
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☑  Definitive proxy statement
☐  Definitive additional materials
☐  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

SUNAIR SERVICES CORPORATION
(Name of Registrant as Specified in Its Charter)

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☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SUNAIR SERVICES CORPORATION
595 SOUTH FEDERAL HIGHWAY, SUITE 500
BOCA RATON, FLORIDA 33432

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 21, 2008

To our shareholders:

The Annual Meeting of Shareholders (“Annual Meeting”) of Sunair Services Corporation will be held on February 21, 2008, at 11:00 a.m., local time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida, 33441 for the following purposes:

(1)	To elect six members to our Board of Directors, each to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified; and

(2)	To act upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

All shareholders of record at the close of business on January 14, 2008 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors

/s/ John J. Hayes
John J. Hayes
President and Chief Executive Officer

Boca Raton, FL
January 30, 2008

This is an important meeting and you are invited to attend the Annual Meeting in person. Whether or not you expect to be present at the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the Annual Meeting, revoke their proxy and vote their shares in person.

SUNAIR SERVICES CORPORATION
595 SOUTH FEDERAL HIGHWAY, SUITE 500
BOCA RATON, FLORIDA 33432

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Sunair Services Corporation (“Company,” “us,” “our” or “we”), of proxies to be used with respect to the matters to be voted upon at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on February 21, 2008, at 11:00 a.m., local time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida, 33441, and at any adjournments or postponements thereof.

The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is January 30, 2008. You should review the information provided in this proxy statement together with our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which is being delivered to shareholders simultaneously with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote on the election of the nominated directors. In addition, we will report on our performance and respond to questions from our shareholders.

Who is entitled to vote at the meeting?

If you are the record holder of shares of our common stock at the close of business on January 14, 2008, or the record date, you are entitled to vote at the annual meeting. With respect to all matters to be acted upon at the annual meeting, each share of our common stock is entitled to one vote.

Who can attend the meeting?

Only holders of our stock as of the record date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement, and valid picture identification.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of our common stock will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had issued and outstanding 13,091,088 shares of common stock. Proxies received, but marked as abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is included after the description of each proposal in this proxy statement. In summary, the board of directors recommends a vote:

•	for the election of the nominated slate of directors.

The board of directors does not know of any other matters that may be brought before the meeting. In the event that any other matter should properly come before the annual meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

Election of Directors.  The affirmative vote, either in person or by proxy, of a plurality of the votes cast at the meeting is required for the election of directors. This means that candidates who receive the highest number of votes are elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

Other Proposals.  For any other proposal, the affirmative vote, either in person or by proxy, of a majority of the votes cast at the meeting, either in person or by proxy, will be required for approval. A properly marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of shares of our common stock held by these persons. We will reimburse these persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies without additional compensation by telephone or facsimile. We do not expect to pay any compensation for the solicitation of proxies.

How is the meeting conducted?

The Chairman of the Board has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman of the Board may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Only holders of our common stock as of the record date, or their duly appointed proxies, may attend the annual meeting. Our principal executive offices are located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, and our telephone number is (561) 208-7400. A list of shareholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any shareholder.

How are votes tabulated?

We will appoint two persons to serve as the Inspector of Elections and they will tabulate and certify the votes at the Annual Meeting.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file periodic reports and other information with the Securities and Exchange Commission, or the SEC. Those reports, proxy statements and other information concerning us may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at the Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549 and at the regional offices of the Commission located at 3 World Financial Center, Room 4300, New York, New York 10281 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. In addition, certain electronically filed documents, including current reports, quarterly reports and annual reports, can be obtained from the Commission’s website at http://www.sec.gov or our website at www.sunairservices.com under the Investor Relations section. In addition, we will provide without charge to each person to whom a copy of this proxy statement is delivered a copy of any of the foregoing documents (other than exhibits). Requests for such documents should be addressed to our Corporate Secretary at Sunair Services Corporation, 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

PROPOSAL NO. 1

Election of Directors

Our directors are elected annually at the Annual Meeting of Shareholders and hold office until their death, resignation, retirement, removal, disqualification, or the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

The number of directors constituting the full Board of Directors currently is seven, and the term of each director will expire at the Annual Meeting. All of the current directors, except Joseph Burke, have been nominated for re-election to our Board of Directors at the Annual Meeting. Information about each of the nominees is given below. If elected, each of the nominees shall serve until the next Annual Meeting of Shareholders, expected to be held in February 2009, or until their successors have been duly elected and qualified.

We have no reason to believe that any of the nominees will be unable to serve as director. However, in the event that any nominee should become unable or unwilling to serve as a director, the proxy will be voted for the election of the person or persons as shall be nominated by our Board of Directors.

Nominees for Re-election

Joseph S. DiMartino, 64, was appointed to our Board of Directors on September 9, 2005, to fill a vacancy created by James E. Laurent’s resignation from our Board of Directors. Mr. DiMartino was nominated by Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”), in accordance with a Purchase Agreement, dated November 17, 2004, between us and Coconut Palm. Since 1995, Mr. DiMartino has been the Chairman of the Board and a Director of The Dreyfus Family of Mutual Funds in New York City since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994. Mr. DiMartino also has served since 1997 as a Director and Chairman of the Compensation Committee of Century Business Services, Inc., and also serves as a Director of The Newark Group and the Muscular Dystrophy Association. Mr. DiMartino is a 1965 graduate of Manhattan College and attended New York University’s Graduate School of Business.

Mario B. Ferrari, 30, was appointed Vice Chairman of our Board of Directors on February 4, 2005, at the Annual Meeting of Shareholders. Mr. Ferrari is a partner and co-founder of Royal Palm Capital Partners (RPCP), a private investment and management firm, since its inception in 2002. Mr. Ferrari also serves as a director of publicly held Devcon International Corp. since July 2004. Mr. Ferrari also serves as Chief Strategic Officer of Equity Media Holdings Corporation. From June 2000 to June 2002, Mr. Ferrari was an investment banker with Morgan Stanley & Co. In October, 1997, Mr. Ferrari co-founded PowerUSA, LLC, a retail renewable energy services company and was a managing member until September 1999. Mr. Ferrari received his B. S., magna cum laude, in Finance and International Business from Georgetown University in 2000.

Arnold Heggestad, Ph.D., 64, was appointed to our Board of Directors in March 2003. Dr. Heggestad is the Holloway Professor of Finance and Entrepreneurship at the University of Florida and has been at the University since 1974. Dr. Heggestad has served as Chairman, Department of Finance, Insurance and Real Estate, Associate Dean, College of Business Administration, Director of the Center for Financial Institutions, Executive Director, University of Florida Research Foundation, Associate Vice-President of Entrepreneurial Programs in the Office of Research. Dr. Heggestad is a Director of Intrepid Capital Management, Inc. He has been very active in public service and has served both public and private interests in a number of capacities.

Steven P. Oppenheim, 61, was appointed to our Board of Directors in January 2004, and currently serves on its Audit, Nominating, and Compensation Committees. Mr. Oppenheim is the President and owner of Oppenheim & Associates, Atlanta,Georgia, which, since 2001 has provided a wide range of consulting and strategic planning services to a diversified international clientele in the U.S., Europe and Latin America. Mr. Oppenheim holds a Juris Doctor Degree and maintained his own law firm from 1975 until 2000. Mr. Oppenheim also holds a Bachelor of Business Administration in Accounting from the University of Miami, and from 1973 to 1975 he was tax supervisor with the public accounting firm of Coopers & Lybrand. Mr. Oppenheim serves in various officer capacities for several multinational companies or affiliates involving U.S. business. He serves as a Director of the International Advertising Association and as a Director of the British American Chamber of Commerce. He previously served as a Director of the French-American Chamber of Commerce, Italy-America Chamber of Commerce, and European-American Chamber of Commerce.

Richard C. Rochon, 50, was appointed Chairman of our Board of Directors on February 4, 2005, at the Annual Meeting of Shareholders in connection with Coconut Palm’s investment in the Company, as described in the Purchase Agreement, dated November 17, 2004, between us and Coconut Palm.. Mr. Rochon has served as Chairman and Chief Executive Officer of Royal Palm Capital Partners LLLP, a private investment and management firm, since 2002. Mr. Rochon also has served as a Director of Devcon International Corp., a publicly-held company that provides electronic security and construction services, since July 2004, and as Chairman and Chief Executive Officer of Coconut Palm Acquisition Company, a publicly held special purpose acquisition company, from September 2005 until June 2007. Previously, from 1987 to 2002, Mr. Rochon served as President of Huizenga Holdings, Inc, a management and holding company owned by H. Wayne Huizenga, whose investments included Blockbuster Entertainment Corporation, Republic Waste Industries, Inc., AutoNation, Inc., and Boca Resorts, Inc. Mr. Rochon joined Huizenga Holdings in 1985 as Treasurer and was promoted to President in 1987. Mr. Rochon served as Vice Chairman of Huizenga Holdings and as sole Director for many of Huizenga Holdings’ private and public portfolio companies, including as a Director of AutoNation, Inc., the NHL’s Florida Panthers and the NFL’s Miami Dolphins. Mr. Rochon previously served as Vice Chairman of Boca Resorts, Inc, an owner and operator of luxury resort properties in Florida, from November 1996 to December 2004, while serving as President from March 1998 until January 2002. In addition, Mr. Rochon has been a Director of Bancshares of Florida, a full-service commercial bank, from 2002 until February 2007, and a Director of Century Business Services, a diversified services company, since 1996. From 1979 until 1985 Mr. Rochon was employed as a certified public accountant by the public accounting firm of Coopers & Lybrand. L.L.P. Mr. Rochon received his B.S. in Accounting from Binghamton University (formerly State University of New York at Binghamton) in 1979 and his Certified Public Accounting designation in 1981.

Charles P. Steinmetz, 68, was appointed to our Board of Directors in June 2005, and was appointed to serve as the Chief Executive Officer of Middleton, effective as of January 18, 2008. Mr. Steinmetz was nominated to serve as a director by Coconut Palm, in accordance with a Purchase Agreement, dated November 17, 2004, between us and Coconut Palm, and a Stock Purchase Agreement, dated June 7, 2005, between our subsidiary, Sunair Southeast Pest Holdings, Inc. (“SSPH”), and the selling shareholders of Middleton Pest Control, Inc (“Middleton”). Mr. Steinmetz was the majority owner of Middleton from 1977 until it was purchased by SSPH. Mr. Steinmetz also served in various capacities with Orkin Exterminating Company (1961-1973) and Truly Nolen, Inc. (1974-1977), and led the build-up and sale of All America Termite and Pest Control, Inc. (1982-1997), which at the time of sale was the largest privately owned pest control company in the United States with 125 locations throughout Florida, Georgia, Alabama, North and South Carolina, Louisiana, Tennessee, Mississippi, Arizona and Texas. Mr. Steinmetz received his B.S. in Agriculture, major in Entomology, from the University of Florida.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL
NOMINEES NAMED ABOVE.

Appointment of New Director after the Annual Meeting by the Board

We intend to keep the size of our Board of Director at seven (7) members and our Nominating Committee intends to nominate a qualified individual to fill the vacancy on our Board of Directors. Our Nominating Committee has begun a search for a qualified candidate and is searching for a person who is (i) an independent director, as defined under the listing standards for the American Stock Exchange and (ii) an “Audit Committee financial expert” as such term is defined under the applicable rules of the Securities and Exchange Commission (“SEC”). Pursuant to our bylaws, the appointment of a new director must be approved by the majority of the members of our Board of Directors at the time of the appointment.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our website which includes key information about our corporate governance initiatives, including the Company’s Code of Ethical Conduct and charters for the Audit Committee, the Compensation Committee and the Nominating Committee. Our corporate governance page is available at our web site at www.sunairservices.com under the Corporate Governance tab found in the IR/Home section.

Independent Directors

A majority of the members of our board of directors is independent according to the AMEX Corporate Governance rules. In particular, our board of directors has in the past evaluated, and our Nominating Committee will in the future evaluate, periodically the independence of each member of the board of directors.

The Board of Directors has determined that the following four individuals currently serving on the Board of Directors are independent as defined by the listing standards of the AMEX: Joseph Burke, Joseph S. DiMartino, Arnold Heggestad, Ph.D. and Steven P. Oppenheim.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees are bound by this Code of Ethical Conduct, violations of which may be reported to the Audit Committee. The Code of Ethical Conduct includes provisions applicable to our senior executive officers consistent with the Sarbanes-Oxley Act of 2002. This Code of Ethical Conduct is available on our website located at www.sunairservices.com under the Corporate Governance tab found in the IR/Home section. We intend to post on our website amendments to or waivers from our Code of Ethical Conduct.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties, as well as the skill-level required by us of members of the Board. During fiscal 2007, all of our Board members were non-employee directors.

Cash Compensation

Non-employee directors were paid an annual cash retainer of $28,000, plus additional cash retainers for serving as a Chair of a committee during fiscal 2007. These annual retainers are paid in quarterly installments and are listed in the following table:

Annual
Amount
Position	($)

Board Member	28,000
Chair of Audit Committee	5,000
Chair of the Compensation Committee	5,000
Chair of the Nominating Committee	5,000

During fiscal 2007, we also paid each non-employee director attendance fees for each Board or committee meeting. Each non-employee director received $1,500 for attendance at each Board of Director’s meeting. We paid the Chairman of our Audit Committee $1,500 for each meeting of the Audit Committee meeting attended and the other members of the Audit Committee received $1,250 for each Audit Committee meeting attended. We paid the Chairman of our Compensation Committee $1,500 for each meeting of the Compensation Committee meeting attended and the other members of the Compensation Committee received $1,250 for each Compensation Committee meeting attended. We paid the Chairman of our Nominating Committee $1,500 for each meeting of the Nominating Committee meeting attended and the other members of the Nominating Committee received $1,250 for each Nominating Committee meeting attended. We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with our stockholders, from time to time we may also grant options to purchase shares of our common stock to our non-employee directors under our 2004 Stock Incentive Plan (“Plan” or “2004 Stock Plan”). Each of our non-employee directors receive 5,000 options to purchase shares of our common stock for each year of service, which vest quarterly during each year of service, and any new directors who are not full-time employees of our Company receive 20,000 options to purchase shares of our common stock upon joining the Board of Directors, which vest quarterly over the first year of service. The exercise price of the options is equal to the closing price of the Company’s common stock on the date of grant.

Director Compensation Table

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the fiscal year ended September 30, 2007. All option awards were granted from our 2004 Stock Plan. The amounts reflected in columns (d) below do not reflect compensation actually received by the directors during 2007. Instead, these amounts reflect the compensation costs recognized by us in fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123R. For information regarding the assumptions made in calculating the amounts reflected in this column, see Footnote 10 — Stock Options to our audited financial statements for the year ended September 30, 2007, included in our Annual Report on Form 10-K for the year ended September 30, 2007.

NON-EMPLOYEE DIRECTORS’ COMPENSATION SUMMARY

					(f)
	(b)				Change in Pension
	Fees			(e)	Value and Non-
	Earned or	(c)	(d)	Non-Equity	qualified Deferred	(g)
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
(a)	Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)	($)	($)	($)	($)	($)	Total

Joseph Burke	$54,250	—	$10,797	$—	$—	$—	$65,047
Joseph S. DiMartino	36,750		10,797	—	—	—	47,547
Mario B. Ferrari	35,500		10,797	—	—	—	46,297
Arnold Heggestad, Ph.D.	64,250		10,797	—	—	—	75,047
Steven P. Oppenheim	59,500		10,797	—	—	—	70,297
Richard C. Rochon	35,500		10,797	—	—	—	46,297
Charles P. Steinmetz	35,500		10,797	—	—	—	46,297

Board Committees and Meetings

During fiscal 2007, the Board met 5 times and acted by written consent 2 times. Each director attended at least 75% of all meetings of the Board and the committees of the Board on which he serves.

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter is available on our website located at www.sunairservices.com under the Corporate Governance tab found in the IR/Home section. The members of our standing committees, as of the date of this proxy statement, are identified in the following table.

	Audit		Compensation		Nominating
Director	Committee		Committee		Committee

Joseph Burke		*
Joseph S. DiMartino				*		*
Mario B. Ferrari
Arnold Heggestad Ph.D.		**
Steven P. Oppenheim		*		**		**
Richard C. Rochon
Charles P. Steinmetz

*	Member

**	Chair

Audit Committee

Our Audit Committee assists our Board of Directors in monitoring the integrity of our financial statements and compliance with requirements as set forth in the Public Company Accounting Oversight Board’s Auditing Standards. Its responsibilities include the maintenance of free and open communications among the directors, our independent registered public accounting firm and financial management of the Company. The Audit Committee held 13 meetings during fiscal 2007. Our Board of Directors has determined that: (i) all current Audit Committee members are “independent” as that concept is defined in the applicable rules of AMEX and the SEC, (ii) all current committee members are financially literate, and (iii) all current committee members qualify as “Audit Committee financial experts” under the applicable rules of the SEC. In making the determination as to Messrs. Burke’s, Heggestad’s and Oppenheim’s status as Audit Committee financial experts, our Board of Directors determined they have accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of AMEX.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of our board of directors is established under our Audit Committee charter adopted by our board of directors on May 30, 2000. A copy of our Audit Committee’s charter is available on our website atwww.sunairservices.com.

Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing the independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. Our Audit Committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in our Audit Committee charter. Our Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles. Each member of our Audit Committee is independent in the judgment of our board of directors as required by the listing standards of AMEX, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted under Sarbanes-Oxley, as of this date. With respect to the period ended September 30, 2007 the Audit Committee performed the following:

•	Reviewed and discussed with our management and the independent auditors our audited consolidated financial statements as of September 30, 2007;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Statement on Auditing Standards No. 90, Audit Committee Communication, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T;

•	Discussed with the independent auditors the firm’s independence; and

•	Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based upon the review and discussions referred to above, and subject to the limitations on its role and responsibilities described above and in our Audit Committee charter, our Audit Committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Audit Committee
Arnold Heggestad Ph.D.
(Chairperson)

Joseph Burke               Steven P. Oppenheim

Compensation Committee

The Compensation Committee’s basic responsibility is to review the performance and development of the Company’s management in achieving corporate goals and objectives and to assure that the Company’s executive officers are compensated effectively in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, the Compensation Committee (i) will review and approve the compensation of the Company’s Chief Executive Officer and other executive officers (ii) will review and make recommendations with respect to the Company’s existing and proposed compensation plans and (iii) will administer grants and awards to employees under the Company’s 2004 Stock Incentive Plan. During fiscal 2007, the Compensation Committee held one meeting. Our Board of Directors has determined that each member of the Compensation Committee is (i) an independent director under applicable AMEX listing standards, (ii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code and (iii) a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

Nominating Committee

The Nominating Committee has been assigned the functions of (i) soliciting, considering, recommending and nominating candidates to serve on the Board of Directors under criteria adopted by it from time to time; (ii) advising the Board of Directors with respect to its composition, procedures and committees; (iii) overseeing periodic evaluations of the Board of Directors and its committees, including establishing criteria to be used in connection with such evaluations; and (iv) reviewing and reporting to the Board of Directors on a periodic basis with regard to matters of corporate governance. During fiscal 2007, the Nominating Committee held one meeting. Our Board of Directors has determined that each member of the Nominating Committee is an independent director under applicable AMEX listing standards.

If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary in accordance with the instructions set forth later in this proxy statement under the caption “Information Concerning Shareholder Proposals” beginning on page 28. Each written notice must set forth: (1) the name and address of the shareholder who is making the nomination; (2) the number of shares of our common stock which are beneficially owned by the shareholder and a representation that the shareholder is a holder of record of our common stock entitled to vote at the annual meeting of shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (3) the name of the director candidate; (4) a complete resume or statement of the candidate’s qualifications (including education, work experience, knowledge of our industry, membership on the board of directors of another corporation and civic activity); (5) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (6) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations promulgated by the SEC and the American Stock Exchange and information regarding the candidate’s attributes that the members of the Nominating Committee would need to consider in order to assess whether such candidate would qualify as an “Audit Committee financial expert” as defined by the rules and regulations promulgated by the SEC; and (7) the candidate’s consent to serve as a director of our company if elected.

The suitability of potential candidates nominated by shareholders will be evaluated in the same manner as other candidates that are identified by the Nominating Committee. In making its nominations, the Nominating Committee will identify candidates who meet the current challenges and needs of the Board of Directors. In making such decisions, the Nominating Committee will consider, among other things, an individual’s business experience, industry experience, financial background and experiences and whether the individual meets the independence requirements of the American Stock Exchange. The Nominating Committee will use multiple sources for identifying and evaluating nominees for directors including referrals from current directors, recommendations by shareholders and input from third party executive search firms.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2007 fiscal year were: Joseph S. DiMartino and Steven P. Oppenheim. No member of the Compensation Committee was at any time during fiscal 2007 or at any other time an officer or employee of the Company, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of the Company during fiscal 2007.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth our current directors and executive officers as of January 18, 2008. Our directors are elected annually and hold office until their death, resignation, retirement, removal, disqualification, or the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. Our executive officers serve at the discretion of our Board of Directors. There is no family relationship between or among any of our directors and executive officers. Our current Board of Directors consists of seven persons.

Name	Age	Position

Joseph Burke	50	Director
Edward M. Carriero, Jr.	52	Interim Chief Financial Officer
Joseph S. DiMartino	64	Director
Mario B. Ferrari	30	Vice Chairman of the Board
John J. Hayes	55	President and Chief Executive Officer
Arnold Heggestad, Ph.D.	64	Director
Colin Mulford	49	Chief Executive Officer of Telecom FM Limited
Steven P. Oppenheim	61	Director
Frank Prestipino	58	Chief Financial Officer of Middleton
Richard C. Rochon	50	Chairman of the Board
Charles P. Steinmetz	68	Director and Chief Executive Officer of Middleton

Below is a summary of the business experience of our executive officers who do not serve on our Board of Directors and one of our directors who is not standing for re-election at the Annual Meeting. The business experience of the nominees to our Board of Directors appears under the caption “Nominees for Re-election” beginning on page 4.

Joseph Burke was appointed to our Board of Directors on February 14, 2006, to fill a vacancy created on our Board of Directors following last year’s annual meeting. Mr. Burke was appointed by the affirmative vote of a majority of the Board of Directors, in accordance with our bylaws. Mr. Burke is the Chief Executive Officer of Lakeland Construction Finance, LLC, a specialty finance company that provides single-family home construction and development loans to mid-sized builders and developers whose operations are primarily focused in the Midwest. Mr. Burke also serves as a founding director of Flagship Community Bank, a state-chartered community bank in Florida that was organized in late 2005. Previously, Mr. Burke was a senior executive with Gateway, Inc. from 1995 to 2005. He served as Senior Vice President and Chief Financial Officer of Gateway in 2001 and 2002. During his tenure at Gateway, Mr. Burke also served in a number of other capacities, including Vice President of Market Development, Senior Vice President of Global Business Development, President of Gateway Country (Retail Division) and Senior Vice President of Latin America. Before joining Gateway, Mr. Burke spent eight years with Blockbuster Entertainment Corporation, a worldwide home entertainment retailer, serving in a number of financial capacities, including Controller, Treasurer and Senior Vice President and Chief Financial Officer of the International Division. Prior to that, Mr. Burke spent approximately five years practicing as a CPA with Coopers & Lybrand. Mr. Burke received his BSBA, major in accounting, from the University of Florida.

Edward M. Carriero, Jr. has served as our Interim Chief Financial Officer since September 8, 2006. Mr. Carriero replaced our former Chief Financial Officer, Synnott B. Durham, who resigned after we sold substantially all of the assets of our high frequency single sideband communication business. Mr. Carriero also served as the Chief Financial Officer of Middleton from February 2006 through February 2007. Prior to joining Middleton, from July 2003 to February 2006, Mr. Carriero served as the revenue auditor for Broward County Port Everglades, a large seaport in South Florida. From October 2001 to July 2003, Mr. Carriero served as CFO of Apex Maintenance Services, Inc., a roofing contractor. From June 1998 to October 2001, Mr. Carriero provided consulting services to various businesses. From June 1991 to June 1998, Mr. Carriero held several operating positions for Huizenga Holdings, Inc., including: executive vice president/chief financial officer and director for Life General Security Insurance Company, a $100 million life and health insurance company operating in 27 states; executive vice president/chief operating officer for Blue Ribbon Water Company, a bottled water delivery company; and vice president and general manager of Suncoast Helicopters, Inc., a helicopter charter company. Mr. Carriero received his Bachelor of Science in accounting from Saint Francis College in Brooklyn, N.Y. and his MBA from the University of Miami.

John J. Hayes has served as our President and Chief Executive Officer since February 5, 2005. He joined us in connection with Coconut Palm’s investment in the Company, as described in the Purchase Agreement, dated November 17, 2004, between us and Coconut Palm. Mr. Hayes previously served as Executive Vice President (2000-2004), President (1987-1989) and Chief Operational Officer (1985-1987) of The TruGreen Companies, and held various other executive roles with The TruGreen Companies since 1975. From 1990-1999, Mr. Hayes served in various capacities as a private investor. Mr. Hayes received his J.D. from the University of Detroit and his B.S. from Michigan State University.

Colin P. Mulford, 49, has served as the President of TelecomFM Limited (“Telecom or TelecomFM”), a wholly-owned subsidiary of the Company, since October 2004, when we completed our acquisition of Telecom. From 1996-2004, he served as the Managing Director of TelecomFM Limited. From 1994-1996 he served as the Managing Director of Erskine Limited a wholly-owned subsidiary of Ikon Office Solutions Inc. and from 1989-1994 he held various executive roles. Prior to 1989, Mr. Mulford held various executive and engineering positions within Nortel Networks Inc. He holds a Post-Graduate Degree in Business and Management.

Frank C. Prestipino, 58, has served as the Chief Financial Officer of Middleton, a wholly owned subsidiary through which the Company operates its pest control and lawn care services business since January 2007. Prior to joining Middleton, from September 2003 to December 2006, Mr. Prestipino was a business consultant to various businesses in the United States and the Caribbean. From September 1979 to September 2008, Mr. Prestipino served as the Chief Operating and Chief Financial Officer of a group of privately held trading and manufacturing companies doing business principally in the Caribbean. Prior to that, Mr. Prestipino spent over 8 years practicing as a Certified Public Accountant with Arthur Young & Company and a local accounting firm in New York. Mr. Prestipino received his Bachelor of Science in Accounting from Fordham University in New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of January 14, 2008, the record date (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage ownership of our common stock, by the following:

(a)	each person known to management to own beneficially more than five percent of the outstanding shares of our common stock;

(b)	each of our directors and nominees for director;

(c)	each of the Named Executive Officers;

(e)	all of our directors and executive officers as a group.

	Number of Shares
	Owned or Subject to
	Currently
	Exercisable	Shares Which May be	Total Shares
	Options	Acquired Within 60	Beneficially	Percent of
Name(1)	or Warrants(2)	Days(3)	Owned	Class(4)

Directors and Named Executive Officers
Joseph Burke(12)	23,750	1,250	25,000	*
Joseph S. DiMartino(12)	23,750	1,250	25,000	*
Mario B. Ferrari(5)(12)	14,918,750	1,250	14,920,000	64.61%
Arnold Heggestad, Ph.D.(12)	34,750	1,250	36,000	*
Steven P. Oppenheim(12)	28,750	1,250	30,000	*
Richard C. Rochon(6)(12)	14,918,750	1,250	14,920,000	64.61%
Charles P. Steinmetz(12)	416,274	1,250	417,524	3.19%
Edward M. Carriero(12)	4,375	4,375	8,750	*
John J. Hayes(7)	706,600	—	706,600	5.23%
Gregory Clendenin(12)	230,849	—	230,849	1.76%
Colin Mulford(8)	15,300	—	15,300	*
Frank Prestipino	—	—	—	*
All directors and executive officers as a group (12 persons)	16,411,898	13,125	16,425,023	69.36%
Other 5% or Greater Shareholders
Coconut Palm Capital Investors II, Ltd.(8)	14,910,000	—	14,910,000	64.57%
Michael Brauser(9)	1,179,700	—	1,179,700	8.62%
SunTrust Banks, Inc.(10)	1,761,522	—	1,761,522	13.11%
Michael Herman	2,180,600	—	2,180,600	16.66%
Dru A. Schmitt(11)	1,771,728	—	1,771,728	12.97%

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each person named in this table is c/o Sunair Services Corporation, 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

(2)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or warrants exercisable within 60 days after the Record Date are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares owned by them.

(3)	Represents options to purchase shares which became exercisable between January 14, 2008 (Record Date) and March 14, 2008.

(4)	Percent of class has been computed in accordance with Rule 13-d 3(d)(1) of the Exchange Act.

(5)	Shares consist of: (i) 10,000 shares issuable upon currently exercisable options or options that are exercisable within 60 days after the Record Date and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Ferrari, and Mr. Ferrari disclaims beneficial ownership of these shares).

(6)	Shares consist of: (i) 10,000 shares issuable upon exercise of currently exercisable options or options that are exercisable within 60 days after the Record Date; and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Rochon, and Mr. Rochon disclaims beneficial ownership of these shares).

(7)	Includes 125,000 shares issuable upon currently exercisable options or options that are exercisable within 60 days after the Record Date. Includes 290,800 shares underlying warrants that are immediately exercisable. Mr. Hayes has granted Coconut Palm, Inc., the general partner of Coconut Palm, the sole power to vote his shares pursuant to a proxy agreement.

(8)	Consists of 4,910,000 shares of our common stock and 10,000,000 shares of our common stock underlying warrants issued to Coconut Palm that are immediately exercisable. Coconut Palm has the sole power to dispose of 5,527,468 shares of common stock beneficially owned by it. Coconut Palm has the sole power to vote, or to direct the vote of, 14,910,000 shares of Common Stock. 9,382,532 of the 14,910,000 shares of our common stock consist of an aggregate of 4,679,600 shares of common stock and 4,702,932 shares underlying warrants that are immediately exercisable, which Coconut Palm has the sole power to vote pursuant to proxy agreements that were executed by certain limited partners of Coconut Palm upon their redemption of their limited partnership interests for shares of our common stock and warrants to purchase shares of our common stock beneficially owned by Coconut Palm. Richard C. Rochon, Chairman of our Board of Directors, and Mario B. Ferrari, Vice Chairman of our Board of Directors, are the natural persons who exercise voting and investment control over the shares.

(9)	This information was obtained from a Schedule 13G filed by Mr. Brauser on January 30, 2007. Includes warrants to purchase 600,000 shares of the Company’s common stock based on the Company’s records. Mr. Brauser has granted Coconut Palm, Inc., the general partner of Coconut Palm, the sole power to vote his shares pursuant to a proxy agreement.

(10)	This information was obtained from a Schedule 13 filed by SunTrust Banks, Inc. as parent holding company for Trusco Capital Management, Inc. and AMA Holdings, Inc. on February 14, 2007. The mailing address for SunTrust Banks, Inc. is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308.

(11)	Includes 571,428 shares underlying warrants that are immediately exercisable. These securities are held by the Dru A. Schmitt Revocable Trust U/A/D 10/20/97, of which Mr. Schmitt is the sole trustee and sole beneficiary. Mr. Schmitt has granted Coconut Palm, Inc., the general partner of Coconut Palm, the sole power to vote his shares pursuant to a proxy agreement. This information was obtained from a Form 4/A filed by Mr. Schmitt on December 26, 2007. The mailing address for Mr. Schmitt is 147 Coconut Palm Road, Boca Raton, FL 33432.

(12)	Includes as to the person indicated the following currently exercisable stock options to purchase an equal number of shares of the Company’s common stock: 23,750 options held by Joseph Burke, 23,750 options held by Joseph S. DiMartino, 8,750 options held by Mario B. Ferrari, 28,750 options held Arnold Heggestad, Ph.D., 28,750 options held by Steven P. Oppenheim, 8,750 options held by Richard C. Rochon, 8,750 options held by Charles P. Steinmetz, 4,375 options held by Edward M. Carriero, and 23,812 options held by Gregory Clendenin.

Certain Voting Arrangements

Between August 31, 2005 and December 20, 2006, one of our shareholders, Coconut Palm distributed an aggregate of 4,769,600 shares of our common stock plus warrants to purchase 4,702,932 additional shares of common stock to certain of its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $27,750 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Coconut Palm’s limited partners include Messrs. Brauser, Ferrari, Hayes, Rochon and Schmitt. In connection with the distributions of shares, Coconut Palm’s limited partners granted to Coconut Palm, Inc., the general partner of Coconut Palm, a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners at any meeting of the Company’s shareholders, as well as in any action by written consent of the Company’s shareholders.

Change in Control

On February 8, 2005, we closed a transaction with Coconut Palm, which we entered into on November 17, 2004. Coconut Palm purchased from us 5,000,000 units (“Units”) for an aggregate purchase price of $25 million. Each Unit consisted of (i) one share of our common stock, (ii) one warrant (individually, a “Warrant” and collectively, the “Warrants”) to purchase one share of our common stock at an exercise price of $6 per share with a term of three years to expire on February 7, 2008 and (iii) one warrant to purchase one share of our common stock at an exercise price of $7 per share with a term of five years to expire on February 7, 2010. Coconut Palm obtained the $25 million in a private placement of its equity. Following the closing of the transaction, Coconut Palm beneficially owned 15 million shares, or approximately 78.9% of our then outstanding shares of common stock. Currently, Coconut Palm beneficially owns approximately 64.57% of our outstanding shares of common stock.

Expiration of Warrants on February 7, 2008 and Changes in Beneficial Ownership Table

As of the Record Date, we have Warrants outstanding to purchase an aggregate of 5,000,000 shares of our common stock at an exercise price of $6.00 per share, which were issued in connection with Coconut Palm’s investment in the Company, which transaction is described above under the caption “Change of Control”. These Warrants expire on February 7, 2008. As a result of the expiration of these Warrants, the beneficial ownership of shares of common stock held by the following shareholders will change as follows as of February 7, 2008 (assuming no other purchases or sales by such shareholders): Coconut Palm will be deemed to beneficially own 9,910,000 shares of our common stock or 54.78%, Richard Rochon and Mario B. Ferrari will each be deemed to own 9,920,000 shares or 54.83% of our common stock, Michael Brauser will be deemed to own 1,179,700 or 8.62% of our common stock and SunTrust Banks, Inc. will be deemed to own 1,761,522 shares or 13.11% of our shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10 percent shareholders are required by the rules and regulations of the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of these reports furnished to us and representations that no other reports were required, during the fiscal year ended September 30, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or CD&A, describes the material elements of compensation for the Sunair’s executive officers identified in the Summary Compensation Table. We refer to these officers as the Named Executive Officers. As more fully described in this CD&A, the Compensation Committee makes all decisions for the total direct compensation — that is, the base salary, bonus awards, stock options and other equity compensation — of our executive officers, including the Named Executive Officers. The Compensation Committee’s recommendations for the total direct compensation of our Chief Executive Officer are subject to approval of our board of directors.

Compensation Program Objectives and Rewards

With respect to executive compensation, the primary goal of the Compensation Committee is to attract and retain the most qualified, knowledgeable, dedicated and seasoned executives possible, to reward them for their contributions to the development of Sunair’s business and to align the executives incentives with shareholder value creation. Beyond that, different elements of our executive compensation are designed to engender different behaviors.

•	Base salary and benefits are designed to attract and retain employees over time.

•	Long-term incentives — stock options under our 2004 Stock Incentive Plan — focuses executives’ efforts on the behaviors within the recipients’ control that they believe are necessary to ensure our long-term success, as reflected in increases to our stock prices, growth in our earnings per share and other elements.

•	Annual discretionary cash bonuses and performance based bonuses, which are individually designed to address business needs related to attracting and retaining employees and to provide incentives to achieve the short-term goals our management and board of directors established for the one year period in question.

•	Severance and change in control provisions are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered.

Base Salary

The base salary for our executive officers is based on job responsibilities and individual contributions to the Company. Additional factors include the salary received by the executive at his previous place of employment and individual negotiations between the Company and the executive. No independent consulting firm was retained to conduct this review. Given the level of the Chief Financial Officer’s compensation, our Compensation Committee did not believe that it was necessary to incur the expense of formal studies or market analysis.

Two of our Named Executives Officers and our former Named Executive Officer are parties to employment agreements with us, which set forth the base salary for the respective Named Executive Officer, subject to adjustment. These Named Executive Officers are John Hayes, Colin Mulford and Gregory Clendenin (our former Named Executive Officer) and a summary of their employment agreements is contained on pages 22-24. Our other Named Executive Officers, Edward Carriero and Frank Prestipino do not have employment agreements with us.

The Compensation Committee intends on reviewing the base salaries for Named Executive Officers, at the end of the fiscal year or from time to time as considered necessary. In December 2007, the Compensation Committee approved, to increase Mr. Carriero’s base salary from $130,000 to $165,000, based on exemplary execution of his job responsibilities and his individual contributions to the Company.

Base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the Internal Revenue Code and the executive’s aggregate compensation which is subject to Section 162(m) exceeds $1 million. No employee received base salary in excess of $1 million in fiscal 2007.

Base salary and bonus payments are the only elements of compensation that are used in determining the amount of contributions permitted under our 401(k) Plan.

Discretionary Bonus Awards

The Compensation Committee has the ability to award discretionary annual cash bonuses to any of our executive officers. During fiscal 2007, the Compensation Committee did not award any discretionary annual bonuses to any executive officer but may elect to do so in the future with the intention to compensation officers for achieving financial and/or operational goals and for achieving individual annual performance objectives.

Bonus Awards under the Telecom Executive Bonus Plan

Telecom has established an Executive Bonus Plan (“Bonus Plan”) with performance targets and bonuses for selected senior managers on an annual basis. The Managing Director of Telecom determines the performance targets and has the discretion to determine which senior managers participate in the Bonus Plan in each fiscal year. The Bonus Plan is based on the achievement by Telecom of total revenues and EBIT (earnings before interest and tax) which exceed Telecom’s budget in each fiscal year. If Telecom’s total revenues and/or EBIT exceed the budget, the executive will be entitled to receive a bonus equal to 50% of his salary. Thereafter, if the budget exceeds EBIT by a certain amount, the executive will receive a greater percent of his salary, as set forth below:

Bonus Payable
Target Achieved	(Percentage of Executive Salary)
< Budget (Total Revenues & or EBIT)	0%
> Budget (Total Revenues & EBIT)	50%
> Budget + 10% (EBIT)	60%
> Budget + 20% (EBIT)	70%
> Budget + 30% (EBIT)	80%
> Budget + 40% (EBIT)	90%
> Budget + 50% (EBIT)	100%

In fiscal 2007, Colin Mulford earned a cash bonus equal to $304,241 or 100% of his salary, under the Bonus Plan.

Long-Term Incentive Plan and Stock Options

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock-based awards. Our 2004 Stock Option Plan was established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. The Compensation Committee believes that the use of stock-based awards offers an additional method to achieving our compensation goals. Our 2004 Stock Option Plan has provided the principal method for our executive officers to acquire equity or equity-linked interests in our Company without the adoption of stock ownership guidelines. We expect to continue to provide a portion of total compensation to our executives through our 2004 Stock Option Plan rather than through additional cash-based compensation.

Our 2004 Stock Option Plan authorize us to grant officers, directors, employees and prospective employees incentive stock options, non-qualified stock options, restricted stock awards, other equity awards and performance based stock incentives. Our Compensation Committee is the administrator of the 2004 Stock Option Plans and determines the terms of the stock option or other stock award, including but not limited to the price, numbers of shares, grant date and vesting terms. The Compensation Committee reviews and approves stock option and other stock awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, and retention considerations, as well as a review the individual’s existing share and option holdings. Periodic stock option grants are made at the discretion of the Compensation Committee.

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value on grant date. Under our 2004 Stock Option Plan, we may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options, except in the case of a stock split or other similar event. We do not grant stock options with a so-called “reload” feature, nor do we generally loan funds to employees to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. The stock options granted by the Compensation Committee to employees are generally exercisable in equal installments on the first through the four anniversaries of the grant date and expire ten years from the grant date.

Because a financial gain from stock options is only possible after the price of Sunair’s common stock has increased, we believe grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of Sunair common stock, which benefits all Sunair shareholders. During fiscal 2007, we granted an aggregate of 60,000 options to our employees and directors, which include a grant of 25,000 options to one of our Named executive officers. On August 13, 2007, we granted 25,000 options to Frank Prestipino at an exercise price of $3.40 per share. These options vest in equal installments on the fist through four anniversaries of the grant date and expire in ten years from the grant date.

No Backdating or Spring Loading:  Sunair does not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Sunair’s options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee. The timing of such grants is at the discretion of the Compensation Committee; however, traditionally, initial grants of options occur at the date of initial employment or on or about the date of our Annual Meeting of Shareholders.

Fair market value has been consistently determined as the closing price on the grant date. In order to ensure that its exercise price fairly reflects all material information — without regard to whether the information seems positive or negative — every grant of options is contingent upon a determination by the Compensation Committee that Sunair is not in possession of material undisclosed information. If we are in possession of such information, grants are suspended until the second business day after public dissemination of the information.

Stock Ownership Guidelines

Although we encourage members of our senior management to hold positions in our common stock, we do not currently have requirements in place to this effect.

Derivatives Trading.  We grant stock-based incentives in order to align the interests of Sunair’s employees with those of its shareholders. Accordingly, we strongly discourage executive officers from buying or selling derivative securities related to Sunair common stock, such as puts or calls on Sunair common stock, since such securities may diminish the alignment that we are trying to foster. Company-issued options are not transferable during the executive’s life, other than certain gifts to family members (or trusts, partnerships, etc. that benefit family members).

Return of Incentive Compensation by an Executive

The Compensation Committee has not adopted formal policies to address the possibility that incentive compensation may be provided to certain executives, including Named Executive Officers, based on financial results that may become the subject of a significant restatement. We anticipate, in the case of a significant restatement of financial results caused by executive fraud or willful misconduct, our board of directors will require the return of such incentive compensation in accordance with and to the extent required by applicable law.

Benefits

We offer our U.S.-based and United Kingdom based employees a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Savings plans help employees, especially long-service employees, save and prepare financially for retirement.

Middleton’s qualified 401(k) Plans allows highly compensated employees to contribute up to 15 percent of their compensation (base salary plus bonus payments), up to the limits imposed by the Internal Revenue Code — $15,500 for 2007 (excluding any Catch-Up contributions, as allowed by the Internal Revenue Code) — on a pre-tax basis. We provide matching contributions up to six percent of employee contributions, which vest immediately. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. The 401(k) Plans are designed to provide for distributions in a lump sum or in periodic installments after termination of service. However, loans — and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability — are permitted.

Perquisites

We provide our Named Executive Officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain executive officer and key employees. During fiscal 2007, our Named Executive Officers were only provided participation in the plans and programs described above. None of our Named Executive Officers received any other perquisites or other benefits, which conferred a direct or indirect benefit having a personal aspect and which were not generally available to other employees.

We do not generally provide the Named Executive Officers with other perquisites such as reimbursement for legal, counseling for personal matters or tax reimbursement payments. We do not provide loans to executive officers.

Separation, Consulting and Change in Control Arrangements

Under the terms of their employment agreements with us, John Hayes, Colin Mulford and Gregory Clendenin are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with and without cause) and upon a change-in-control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of our fiscal year ended September 30, 2007, are described in detail in the section on page 22 “Potential Payments Upon Termination or Change in Control”.

In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with each of the Named Executive Officers. This approach was used by the Board in setting the amounts payable and the trigger events under the arrangements.

The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns when the Named Executive officers were recruited by providing these individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join the Company. At the time of entering into these arrangements, the Board of Directors considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining us.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee,

Joseph S. DiMartino
Steven P. Oppenheim

Summary Compensation Table

The following Summary Compensation table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers during fiscal 2007.

SUMMARY COMPENSATION

						Option	Non-Equity
					Stock	Awards	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus		Awards	(5)	Compensation	Compensation	Total

John J. Hayes — President and Chief Executive Officer	2007	$324,056	$—		$—	$142,086	$—	$—	$466,142
Gregory A. Clendenin — Former Chief Executive Officer of SSPH and Middleton(1)	2007	$305,196	—		—	96,361	—	—	401,557
Edward M. Carriero, Jr. — Interim Chief Financial Officer	2007	$134,698	—		—	18,395	—	—	153,093
Frank C. Prestipino — Chief Financial Officer of Middleton(2)	2007	$80,276	—		—	2,424	—	—	82,700
Colin Mulford — Chief Executive Officer of Telecom FM(3)	2007	$304,241	304,241	(4)	—	—	—	—	608,478

(1)	Mr. Clendenin resigned as Chief Executive Officer of SSPH and Middleton, effective as of October 29, 2007.

(2)	Mr. Prestipino became the Chief Financial Officer of Middleton in January 2007.

(3)	Based on the average exchange rate of 1.97 British pounds to one U.S. dollar for the period from October 1. 2006 through September 30, 2007.

(4)	Represents amounts received by Mr. Mulford under the Bonus Plan.

(5)	The amounts in this column do not reflect compensation actually received by the Named Executive Officer nor do they reflect the actual value that will be recognized by the Named Executive Officer. Instead the amounts reflect the compensation cost recognized by us in fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123R. For information regarding the assumptions made in calculating the amounts reflected in this column, see Footnote 10— Stock Options, to our audited financial statements for the year ended September 30, 2007, included in our Annual Report on Form 10-K for the year ended September 30, 2007.

Grants of Plan Based Awards

The following table provides information on cash-based performance awards and stock options granted to our Named Executive Officers in fiscal 2007.

FISCAL 2007 GRANTS OF PLAN-BASED AWARDS

					Estimated	All Other	All Other
					Future	Stock or	Option
					Payouts	Awards:	Awards:		Grant Date
		Estimated Future Payouts Under			Under	Number of	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan			Equity	Shares of	Securities	Base Price	of Stock
		Awards(1)			Incentive	Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Plan Awards	Units	Options	Awards	Awards(2)
Name	Date	($)	($)	($)	Target	(#)	(#)	($/Sh)	($)

John J. Hayes		—	—	—	—	—	—	—	—
Gregory A. Clendenin		—	—	—	—	—	—	—	—
Edward M. Carriero, Jr.		—	—	—	—	—	—	—	—
Frank Prestipino(3)	8/14/2007	—	—	—	—	—	25,000	3.40	58,175
Colin Mulford		152,121	152,121	304,241	—	—	—	—	—

(1)	The threshold, target and maximum plan award amounts in these columns are derived from our Bonus Plan, as described in CD&A on page 16. Actual payouts are set forth in the Summary Compensation Table included above in this proxy statement.

(2)	The grant date fair value of stock and option awards is determined pursuant to SFAS 123R and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see Footnote 10 — Stock Options, to our audited financial statements for the year ended September 30, 2007, included in our Annual Report on Form 10-K for the year ended September 30, 2007.

(3)	These stock options were granted under the 2004 Stock Option Plan. The options vest over a 4 year period, 25% on an annual basis, beginning on August 15, 2008.

2004 Stock Option Plan

Effective as of February 4, 2005, our Board of Directors and shareholders approved our 2004 Stock Plan. We reserved an aggregate of 800,000 shares of common stock for issuance under the this Plan which provides for the grants of stock options (incentive and non-qualified), restricted stock, restricted stock units, performance shares, performance units, stock awards and other stock based awards to directors, officers and key employees. During fiscal 2007, we granted an aggregate of 60,000 options to our employees and directors, which include a grant of 25,000 to one of our Named Executive Officers. On August 31, 2007, we granted 25,000 options to Frank Prestipino at an exercise price of $3.40 per share. These options vest in equal installments on the first through four anniversaries of the grant date and expire in ten years from the grant date.

Outstanding Equity Awards At Fiscal Year-End; Option Exercises and Stock Vested

The following Outstanding Equity Awards at fiscal year end table summarizes the holdings held by our Named Executive Officers as of September 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities	Option
	Unexercised	Unexercised	Underlying	Exercise
	Options	Options	Unexercised	Price	Option
Name	Exercisable	Unexercisable	Unearned Options	($)	Expiration Date

John J. Hayes	83,333	83,334	—	$5.00	11/16/2014	(1)
Gregory A. Clendenin	23,812	23,813	—	$11.40	06/0/7/2013	(2)
Edward M. Carriero, Jr.	4,375	13,125	—	$6.09	02/06/2014	(3)
Frank Prestipino	—	25,000	—	$3.40	08/12/2015	(4)
Colin Mulford	—	—	—	$—

(1)	Options vested as to 75% of the underlying shares on November 16, 2007, the remaining 25% vest on November 16, 2008.

(2)	Options vested as to 50% of the underlying shares on June 7, 2007, the remaining 50% vest as follows: 25% on June 7, 2008 and 25% on June 7, 2009. Mr. Clendenin resigned from the Company on October 29, 2007 and has until October 29, 2008 to exercise his 23,812 vested options.

(3)	Options vested as to 25% of the underlying shares on February 6, 2007 and the remaining 75% vest as follows: 25% on February 6, 2008, 25% on February 6, 2009 and 25% on February 6, 2010.

(4)	Options vested as to 0% of the underlying shares on August 14, 2007 and the remaining 100% vest as follows: 25% on August 15, 2008, 25% on August 15, 2009, 25% on August 15, 2010, and 25% on August 15, 2011.

Option Exercises and Stock Vested

During fiscal 2007, none of Our Named Executive Officers exercised any stock options or other derivative securities and no stock awards vested.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined pension benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee, which is comprised solely of outside directors as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or a Change in Control

John H. Hayes.  Pursuant to his employment agreement, if we terminate Mr. Hayes’ employment agreement without cause or Mr. Hayes terminates his employment agreement with good cause, we are required to pay Mr. Hayes severance payments at the rate of his salary in effect on the date of termination for two years plus the cost of any premiums for any Company sponsored insurance policies (or the cash equivalent) for a twenty four (24) month period. Upon a change in control, all options previously granted to Mr. Hayes will automatically vest and if he terminates his employment with us with good cause within one year after a change in control, he will be entitled to the two years of severance payments. However, no transaction will be considered to be a change in control for purposes of triggering these severance obligations if the transaction involves a pest and termite control services company or relates to any existing or former business segment or division in which we operate, or if the change in control is procured, directly or indirectly, by Mr. Hayes, Richard C. Rochon, Mario B. Ferrari, Coconut Palm, any then existing executive officer or director of us or any former executive officer or director previously affiliated with us during the six month period prior to the specified change in control and/or any affiliates of the foregoing.

Executive Benefits		Termination for	Termination not for	Termination for
and Potential Payments		Good Cause by the	Good Cause by the	Good Cause by the	Change in Control
Upon Termination	Voluntary Termination	Company	Company	Executive	for Good Cause

Compensation:
Base Salary	$—	$—	$648,112	$648,112	$648,112
Bonus	$—	$—	$—	$—	$—
Stock Options
(Unvested & Accelerated)	$—	$—	$—	$—	$—
Benefits and Insurance	$—	$—	$28,908	$28,908	$28,908

Gregory Clendenin.  During fiscal 2007, SSPH had an employment agreement with Gregory Clendenin in which either SSPH or Mr. Clendenin could terminate the agreement upon 60 days prior notice. However, if we terminated the employment agreement without cause, or Mr. Clendenin terminated his employment agreement with good cause, we were required to pay Mr. Clendenin severance payments at the rate of his salary in effect on the date of termination for two years plus any premiums for any Company sponsored insurance policies (or the cash equivalent) for a twenty four month period. Upon a change in control, all options previously granted to Mr. Clendenin would automatically vest and if he terminated his employment with us with cause within one year after a change in control, he would be entitled to two years of severance payments. However, no transaction would be considered to be a change in control for purposes of triggering these severance obligations if the transaction involved a pest and termite control services company or related to any existing or former business segment or division in which we operated, or if the change in control were procured, directly or indirectly, by Mr. Clendenin, Richard C. Rochon, Mario B. Ferrari, Coconut Palm, any then existing executive officer or director of us or any former executive officer or director previously affiliated with us during the six month period prior to the specified change in control and/or any affiliates of the foregoing, or the change in control related to any collateral assignment of pledge of the stock and/or assets of SSPH to secure obligations of SSPH and/or any of its affiliates. In first quarter of 2008, we agreed to pay Gregory Clendenin $168,000 over a six month period in certain severance or consulting payments in connection with his separation from us. See “Separation Agreement and Consulting Agreement with Gregory Clendenin.” on page 24.

		Termination for	Termination not for
Executive Benefits		Good Cause	Good Cause	Termination for
and Potential Payments		by the	by the	Good Cause by the	Change in Control
Upon Termination	Voluntary Termination	Company	Company	Executive	for Good Cause

Compensation:
Base Salary	$—	$—	$610,392	$610,392	$610,392
Bonus	$—	$—	$—	$—	$—
Stock Options
(Unvested & Accelerated)	$—	$—	$—	$—	$—
Benefits and Insurance	$—	$—	$28,908	$28,908	$28,908

Colin Mulford.  Pursuant to his employment agreement, if Telecom FM terminates Mr. Mulford’s employment agreement without cause and without giving Mr. Mulford one year prior written notice, it is required to pay Mr. Mulford a severance payment equal to one years salary.

Executive Benefits		Termination for	Termination not for	Termination for
and Potential Payments		Cause by the	Cause by the	Good Cause by the	Change in Control
Upon Termination	Voluntary Termination	Company	Company	Executive	for Good Cause

Compensation:
Base Salary	$—	$—	$309,241	$—	$—
Bonus	$—	$—	$—	$—	$—
Stock Options
(Unvested & Accelerated)	$—	$—	$—	$—	$—
Benefits and Insurance	$—	$—	$—	$—	$—

Non-compete, non-solicitation and non-disclosure agreement.  As a condition to Mr. Hayes and Mr. Clendenin’s entitlement to receive the base salary amounts and equity award acceleration referenced in the tables above, each is bound by the terms of his non-competition agreement which prohibits him from working in the lawn care and pest control services industries during certain non-competition periods. The non-competition period for Mr. Hayes is two years after the date on which his employment with the Company is terminated and Mr. Clendenin’s non-competition period expires on June 6, 2010. During these non-competition periods, each of Mr. Hayes and Mr. Clendenin is also prohibited from soliciting directly for himself or for any third person any employees or former employees of the Company, unless the employees have not been employed by the Company for a period in excess of six months and from disclosing any confidential information that either Mr. Hayes or Mr. Clendenin learned about the Company during his employment.

As a condition to Mr. Mulford’s entitlement to receive the base salary amounts referenced in the table above, he is bound by the terms of his non-competition agreement which prohibits him from working in the telecommunications field for a period of one year after the termination date of his employment. During this non-competition period, Mr. Mulford is prohibited from soliciting directly for himself or for any third persons any customers, suppliers or employees of Telecom FM or any associated companies.

Separation Agreement and Consulting Agreement with Gregory Clendenin

In connection with Mr. Clendenin’s resignation as the CEO of Middleton and SSPH, we entered into a separation and release agreement (“Separation Agreement”) with him, effective as of October 29, 2007. Under the Separation Agreement, we agreed to pay Mr. Clendenin a severance payment equal to $91,500, which will be payable over a six month period in accordance with the Company’s normal payroll practices. The Separation Agreement provides that Mr. Clendenin will have 12 months to exercise his 23,812 vested options, which is consistent with the terms of the our 2004 Stock Plan. In exchange, Mr. Clendenin is (i) waiving any claim that he may have against the Company, Middleton, Sunair Pest Services or any affiliated companies in connection with his employment and (ii) acknowledging that certain obligations under (a) his employment agreement with the Company dated June 7, 2005 and (b) the Stock Purchase Agreement (“Stock Purchase Agreement”) dated June 7, 2005 by and among the Company, Mr. Clendenin, Mr. Steinmetz and certain trusts associated with Mr. Clendenin and Mr. Steinmetz, which by their terms survive the closing of the Stock Purchase Agreement, continue to apply to him. These obligations include, but are not limited to, Mr. Clendenin’s covenant not to compete against the Company and not to solicit or hire current or former employees of the Company until the restricted period expires on June 6, 2010, his covenant regarding the non-disclosure of confidential information and the return of confidential materials to the Company.

In addition, we have entered into a consulting agreement (“Consulting Agreement”) with Mr. Clendenin, effective as of October 29, 2007, in which Mr. Clendenin has agreed to provide consulting services to the Company during the twelve month period (the “Term”) after his resignation. We will pay Mr. Clendenin an aggregate of $76,500 for consulting services under the Consulting Agreement, which will be payable over the first six (6) months of the Term. Mr. Clendenin will provide consulting services in areas of his expertise, which includes the pest control and lawn care industry, or any matters in which he was involved when employed by the Company. His consulting services will not exceed twenty (20) hours per week during the first six months of the Term and shall not exceed ten (10) hours per week during the second six (6) months of the Term.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family Relationships

There is no family relationship between or among any of our directors and executive officers.

Related Transactions

As described under the caption “Certain Voting Arrangements” on page 14-15, between August 31, 2005 and December 20, 2006, one of our shareholders, Coconut Palm distributed an aggregate of 4,769,600 shares of our common stock plus warrants to purchase 4,102,932 additional shares of common stock to certain of its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $27,750 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Coconut Palm’s limited partners include Messrs. Brauser, Ferrari, Hayes, Rochon and Schmitt. In connection with the distributions of shares, Coconut Palm’s limited partners granted to Coconut Palm, Inc., the general partner of Coconut Palm, a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners at any meeting of the Company’s shareholders, as well as in any action by written consent of the Company’s shareholders.

Effective upon the closing of the Coconut Palm transaction, which is described upon the caption “Change in Control” beginning on page 15, we entered into a management services agreement (“Management Services Agreement”) with an affiliate of Coconut Palm, RPC Financial Advisors, LLC (“RPC”) for a period of three years, which was amended on March 31, 2006. In fiscal 2007, we paid RPC a management fee in the aggregate amount of $1,562,500 per year. Richard C. Rochon and Mario B. Ferrari, both of whom are affiliates of Coconut Palm and each of whom are members of our Board of Directors and principal shareholders of our company, are also affiliates of RPC.

On January 7, 2008, the Company entered into a management services agreement (the “Amended Management Services Agreement”) with RPC, which supersedes and replaces the prior Management Services Agreement. The Amended Management Services Agreement will be for a term of three years, commencing on February 8, 2008 and expiring on February 7, 2011. The Company will pay RPC a monthly management fee equal to one (1%) of the monthly gross revenues of the Company, which will be payable monthly based on the average monthly revenues of the preceding quarter. RPC will also receive a transaction fee of up to 2% of the Aggregate Consideration receive by the Company in a Transaction (as such capitalized terms are defined in the Management Services Agreement). Pursuant to the Management Services Agreement, RPC will provide the Company with services similar to those provided in the Previous Management Services Agreement. After the initial term of three years, the Management Services Agreement will automatically renew for successive one year terms, unless either RPC or the Company terminates the agreement upon 30 days notice.

On June 7, 2005, our subsidiary, SSPH, acquired all of the outstanding stock of Middleton from the Middleton shareholders. The aggregate consideration paid consisted of: (i) $35.0 million in cash; (ii) $5.0 million in the form of a subordinated promissory note; and (iii) 1,028,807 shares of our common stock (collectively, the “Transaction Consideration”). The Transaction Consideration was allocated pro rata among the shareholders of Middleton. As shareholders of Middleton, a trust controlled by Gregory Clendenin (“Clendenin Trust”) received 205,761 shares of our common stock, $7.0 million in cash and $1.0 million principal amount of a subordinated note and Charles Steinmetz and certain irrevocable family trusts (collectively, the “Steinmetz Trusts’) received 823,046 shares of our common stock, $28.0 million cash and $4.0 million principal amount of a subordinated promissory note in exchange for their shares of Middleton in connection with the acquisition. In connection with the completion of the acquisition of Middleton, Mr. Clendenin became the CEO of Sunair Pest Holdings and Middleton and Mr. Steinmetz became a director of our Company. The subordinated note bears interest at an annual rate equal to the prime rate as reported from time to time in the Wall Street Journal. During the fiscal year ended September 30, 2007, the Steinmetz Trusts and the Clendenin Trust were paid an aggregate of $331,205 and $82,801 in interest, respectively. As previously noted, effective as of October 29, 2007, Mr. Clendenin resigned as the Chief Executive of Sunair Pest Holdings and Middleton.

On September 8, 2006, we completed the sale of substantially all of the assets of Sunair Communications, Inc. (“Sunair Communications”), our wholly-owned subsidiary through which we previously operated our high frequency single sideband communication business, to Sunair Holdings, LLC, a Florida limited liability company (“Sunair Holdings”). The aggregate consideration received by us consisted of $3.7 million in cash and $2.0 million in the form of a three year subordinated promissory note issued by Sunair Holdings and made payable to Sunair Communications. Effective upon the closing, Synnott B. Durham resigned as our Chief Financial Officer and an officer and director of Sunair Communications, and James E. Laurent resigned as an officer and director of Sunair Communications. Messrs. Durham and Laurent are also affiliates of Sunair Holdings. As affiliates of Sunair Holdings, Messrs. Durham and Laurent have jointly and severally guaranteed the payment of the promissory note. In connection with the sale, we also repurchased from Mr. Durham 17,000 shares of our common stock, and we repurchased from Mr. Laurent 36,000 shares of our common stock. The proceeds were credited toward the cash portion of the purchase price at the closing. The purchase price for the repurchased shares was determined by multiplying the number of shares by the average closing price of a share of our common stock as reported on the AMEX for the 30 consecutive trading day period ending the second trading day immediately prior to the closing.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. Any material financial transaction with one of our officers or directors or their immediate family members would need to be approved by our Audit Committee prior to us entering into such transaction. A report is made to our Audit Committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies that we had a material relationship with during that year, if any.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Berenfeld Spritzer Shechter & Sheer was designated by our Board of Directors to audit the financial statements of our Company and our subsidiaries for the fiscal year ended September 30, 2007. The firm and its predecessor, Puritz & Weintraub, has been our independent public accountants since 1985.

Representatives of Berenfeld Spritzer Shechter & Sheer are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Audit Committee pre-approves the engagement of Berenfeld Spritzer Shechter & Sheer for all professional services. The pre-approval process generally involves the full Audit Committee evaluating and approving the particular engagement prior to the commencement of services.

Audit Fees

The following table presents fees for professional services rendered by our independent registered public accounting firms, Berenfeld, Spritzer, Shechter & Sheer (“BSS&S”) for the audit of our annual consolidated financial statements for the years ended September 30, 2007 and 2006, together with fees billed for other services rendered by the firms during those periods.

	2007	2006

Audit Fee	$325,290	$457,000
Audit-Related Fees	62,233	—
Tax Fees	45,260	—
All Other Fees	87,780	—

Total Fees	$520,563	$457,000

(1)	Audit fees consist principally of the audit of the consolidation financial statements included in our annual report on Form 10-K and the review of the interim condensed consolidation financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees include audit of our 401k plan, review of our 8-K filings, proxy statement, and reviews and audits related to acquisitions and dispositions.

Audit-Related Fees; Tax Fees; Financial Information Systems Design and Implementation Fees; All Other Fees

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by BSS&S was compatible with the maintenance of the firms’ independence in the conduct of auditing functions. The Audit Committee’s charter provides the Audit Committee with authority to pre-approve all audit and allowable non-audit services to be provided to us by our external auditors.

In its performance of these responsibilities, prior approval of some non-audit services is not required if:

(i)	these services involve no more than 5% of the fees paid by us to our auditors during the fiscal year;

(ii)	these services were not recognized by us to be non-audit services at the time of the audit engagement; and

(iii)	these services are promptly brought to the attention of the Audit Committee and are approved by the Audit Committee prior to completion of the audit for that fiscal year.

The Audit Committee annually reviews the performance of its independent registered public accounting firm and the fees charged for its services.

The Audit Committee of our board of directors has considered whether the provision of the above-described services is compatible with maintaining BSS&S’s independence and believes the provision of such services is not incompatible with maintaining this independence.

OTHER BUSINESS

Our Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, except for the exhibits, accompanies this proxy statement and is incorporated in this proxy statement by reference. Upon request, we will provide copies of the exhibits to the Annual Report on Form 10-K at no additional cost. All requests should be directed to our Corporate Secretary c/o Sunair Services Corporation, 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

The deadline by which shareholder proposals must be submitted for inclusion in our proxy statement for our next Annual meeting of Shareholders is September 8, 2008, under Rule 14a-8 of the Securities and Exchange Act of 1934. Additionally, we must receive notice of any shareholder proposal to be submitted at the next Annual Meeting of Shareholders (but not required to be included in our proxy statement for that meeting) by November 22, 2008, or such proposal will be considered untimely pursuant to Rule 14a-5(e) under the Securities Exchange Act of 1934 and persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

By Order of the Board of Directors,

/s/ John J. Hayes
John J. Hayes
President and Chief Executive Officer

Boca Raton, Florida
January 30, 2008

ANNUAL MEETING OF SHAREHOLDERS OF
SUNAIR SERVICES CORPORATION
February 21, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
☐ Please detach along perforated line and mail in the envelope provided. ☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐
1. PROPOSAL 1: To elect the six nominees listed in the Proxy Statement to the Company’s Board of Directors, each to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

NOMINEES:

☐	FOR ALL NOMINEES	☐	Joseph S. DiMartino
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	☐ ☐ ☐ ☐ ☐	Mario B. Ferrari Arnold Heggestad, Ph.D. Steven P. Oppenheim Richard C. Rochon Charles P. Steinmetz

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL 2: To act upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.	☐	☐	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.
The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated January 30, 2008, and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Signature of	Date:	Signature of	Date:
Shareholder		Shareholder
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SUNAIR SERVICES CORPORATION
PROXY
ANNUAL MEETING OF SHAREHOLDERS — FEBRUARY 21, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned does hereby appoint EDWARD M. CARRIERO, JR. and JOHN J. HAYES, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of common stock of SUNAIR SERVICES CORPORATION (“Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on February 21, 2008, at 11:00 a.m., local time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida, 33441, and at any adjournment(s), or postponement(s) thereof.
(Continued and to be signed on the reverse side.)